Exhibit 10.15

[***] INDICATES THAT CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE OF THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (hereinafter this “Agreement”) is entered into as of April 10, 2023 (the “Effective Date”)

BETWEEN

(1)	NKMAX Co., Ltd., a company organized and existing under the laws of the Republic of Korea, having its registered office at 1F/6F SNUH Healthcare Innovation Park, 172, Dolma-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13605, Republic of Korea (hereinafter, “Licensor”),

AND

(2)	NKGEN Biotech, Inc., a company organized and existing under the laws of the State of Delaware, USA, having its registered office at 3001 Daimler Street, Santa Ana, CA 92705, USA (hereinafter, “Licensee”), collectively referred to herein as “Parties” and individually as a “Party.”

WHEREAS

NKMAX has developed or otherwise controls certain intellectual property related to the discovery, research and development of natural killer cell (“NK Cell”) therapies.

B.            NKGEN is a privately-held biotechnology company focused on developing and commercializing NK Cell therapies.

C.            The NKMAX and NKGEN previously entered into that certain License Agreement, effective as of February 12, 2020 (the “Original Agreement”), which was amended and restated in its entirety pursuant to that certain Amended License Agreement between the Parties effective as of October 14, 2021(the “Amended Agreement”, and together with the Original Agreement, the “Prior Agreements”).

D.            The Parties desire to amend and restate the Amended Agreement in its entirety effective as of the Effective Date

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree that the Amended Agreement is hereby amended and restated in its entirety as follows:

1.	Article 1 – Definitions

1.1            “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. For purposes of this Agreement, Licensee shall not be considered an Affiliate of Licensor, and Licensor and its Affiliates shall not be considered Affiliates of Licensee.

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1.2            “Annual Period” shall mean a calendar year during the term of this Agreement.

1.3            “Asia” means, collectively, the following countries and territories: China (including Hong Kong and Macau), Afghanistan, Armenia, Australia, Azerbaijan, Bahrain, Bangladesh, Bhutan, Brunei Darussalam, Cambodia, Cyprus, Georgia, India, Indonesia, Iran, Iraq, Israel, Japan, Jordan, Kazakhstan, Kuwait, Kyrgyzstan, Laos, Lebanon, Malaysia, Maldives, Mongolia, Myanmar, New Zealand, Nepal, Oman, Pakistan, Philippines, Qatar, Republic of Korea, Russian Federation, Saudi Arabia, Singapore, Sri Lanka, Tajikistan, Thailand, Timor-Leste, Turkey, Turkmenistan, United Arab Emirates, Uzbekistan and Vietnam.

1.4            “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise authorized by Licensee or its Affiliates or Sublicensees); (b) contains, as an active ingredient, an NK Cell expanded from PBMC with similar potency; and (c) obtained marketing approval in a country in the Licensed Territories by means of an abbreviated procedure that relies (i) in whole or in part on the safety and efficacy data contained in the BLA for such Licensed Product submitted by Licensee or its Affiliate or Sublicensee in such country, or (ii) on establishing bioequivalence to such Licensed Product.

1.5            “BLA” means (a) a Biologics License Application filed with the FDA for marketing approval of a Licensed Product, or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, or (b) similar filing outside the United States with applicable Regulatory Authorities, including the EMA. BLA excludes any application for pricing and reimbursement approvals.

1.6            “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in California or Republic of Korea are required by applicable Law to remain closed.

1.7            “Claim” shall have the meaning set out under Section 9.2.

1.8            “Combination Product” means any combination of a Licensed Product with one (1) or more other active ingredients, products or services that is not a Licensed Product, where such products are sold either as a fixed dose/unit or as separate doses/units in a single package for a single price.

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1.9            “Confidential Information” of a Party means any and all Information that is disclosed or made available by one Party or its representatives to the other Party or its representatives pursuant to this Agreement, whether in oral, written, graphic, or electronic form.

1.10            “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party has the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.11            “EMA” means the European Medicines Agency or any successor entity.

1.12            “Exclusive Grant-Back License” shall have the meaning set out under Section 2.3.

1.13            “Executive Officers” means the Chief Executive Officer of Licensee and the Chief Executive Officer of Licensor, or such other person (of similar seniority within Licensee or Licensor) designated by Licensee or Licensor from time to time.

1.14            “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto. Notwithstanding the foregoing, the EU shall include the United Kingdom and each country within the United Kingdom for purposes of this definition regardless of whether such country officially exits the EU or the United Kingdom during the term of this Agreement.

1.15            “FDA” means the United States Food and Drug Administration or any successor entity.

1.16            “Field of Use” shall mean all fields.

1.17            “First Commercial Sale” means, with respect to a Licensed Product in a particular country in the Licensed Territories, the first commercial sale of such Licensed Product in such country after all needed Regulatory Approvals have been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product in such country, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be a First Commercial Sale.

1.18            “GAAP” means generally accepted accounting principles in the U.S. or internationally, as applicable, consistently applied and shall mean the international financial reporting standards if a Party uses the international financial reporting standards, as they exist from time to time.

1.19            “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

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1.20            “Grant-Back License” shall have the meaning set out under Section 2.3.

1.21            “ICC” shall have the meaning set out under Section 11.3.

1.22            “IND” shall mean an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.23            “Indemnified Party” shall have the meaning set out under Section 9.3.

1.24            “Indemnifying Party” shall have the meaning set out under Section 9.3.

1.25            “Information” means all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use Information include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, data and results (including pharmacological, toxicological and chemical and clinical data and results), compilations of data, other works of analytical and quality control data, specifications, methods, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence strategy, medical uses, adverse reactions and manufacture and quality control methods.

1.26            “Joint Inventions” shall mean, collectively, the licenses granted by Licensor to Licensee pursuant to Section 6.1.

1.27            “Joint Patents” shall mean, collectively, the licenses granted by Licensor to Licensee pursuant to Section 6.1.

1.28            “Knowledge” means, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of, or in-house patent agents employed by, such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.29            “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

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1.30            “License” shall mean, collectively, the licenses granted by Licensor to Licensee pursuant to Section 2.1.

1.31            “Licensed Know How” shall mean all Information Controlled by Licensor or its Affiliates as of the Effective Date or during the term of this Agreement that is necessary or reasonably useful to develop, manufacture or commercialize any Licensed Product, but excluding the Joint Inventions.

1.32            “Licensed Patents” shall mean any Patents in the Licensed Territory Controlled by Licensor or its Affiliates as of the Effective Date or during the term of this Agreement that is necessary or reasonably useful to develop, manufacture or commercialize any Licensed Product. Annex A sets forth the Licensed Patents existing on the Effective Date. Annex A may be updated from time-to-time during the term of this Agreement upon the mutual written agreement of the Parties. Licensed Patents excludes Joint Patents.

1.33            “Licensed Products” means any NK Cell pharmaceutical product, process, service or therapy, in current or future formulations and any delivery mode, which shall include non-genetically modified NK Cells and genetically-modified NK Cells such as CAR-NK Cells and gene-edited CAR-NK Cells, regardless of origin, and any Combination Product.

1.34            “Licensed Technology” shall mean the Licensed Patents, the Licensed Know How and Licensor’s interest in the Joint Inventions and Joint Patents.

1.35            “Licensed Territories” means all countries in the world, excluding Asia.

1.36            “Licensee Indemnitees” shall mean Licensee and its Affiliates and their respective officers, directors, employees and agents.

1.37            “Licensee Know How” shall mean all Information Controlled by Licensee or any of its Affiliates as of the Effective Date or during the term of this Agreement that is used by Licensee or its Affiliates or developed, in each case in the development, manufacture or commercialization of a Licensed Product in the Field of Use under this Agreement and is necessary or reasonably useful to develop, manufacture or commercialize any Licensed Product, but excluding the Joint Inventions.

1.38            “Licensee Patents” shall mean any Patents Controlled by Licensee or any of its Affiliates which claim the composition of matter, manufacture or use of any Licensed Product. Licensee Patents excludes Joint Patents.

1.39            “Licensee Technology” shall mean the Licensee Patents, the Licensee Know How and Licensee’s interest in the Joint Inventions and Joint Patents.

1.40            “Licensor Indemnitees” shall mean Licensor and its Affiliates and their respective officers, directors, employees and agents.

1.41            “Manufacturing Grant-Back License” shall have the meaning set out under Section 2.3.

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1.42            “Milestone Fees” shall have the meaning set out under Section 4.3.

1.43            “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Licensee and its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party (other than any Selling Party) purchasers for the sale or distribution of Licensed Products in the Licensed Territories, less the following deductions and offsets that are actually incurred, allowed, accrued, paid or taken and are allocated with respect to such sale or distribution:

(a)            trade, cash and quantity discounts, allowances and credits based on the invoiced price or net price to Third Party purchasers, including cash coupons, inventory management fees and retroactive price reductions;

(b)            credits, refunds or allowances actually granted for damaged or expired Licensed Products, returns or rejections of Licensed Products, recalls, reserve for returns, price adjustments and billing errors, in each case not in excess of the selling price of Licensed Products;

(c)            rebates, chargebacks and discounts (or equivalents thereof), based on the invoiced price or net price to Third Party purchasers, granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d)            transportation costs, including insurance, for outbound freight related to delivery or distribution of Licensed Products;

(e)            any administrative fees paid to group purchasing organizations or managed care entities for sale of Licensed Products;

(f)            bad debts and uncollectible amounts relating to the sale of Licensed Products that are actually written off; and

(g)            sales taxes, duties and other governmental charges (including value added tax, but solely to the extent not otherwise creditable or reimbursed) imposed upon and paid with respect to the sale, transportation, delivery, use, exportation, or importation of Licensed Products (but excluding what is commonly known as income taxes and taxes or charges required by U.S. Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program).

Such amounts shall be determined in accordance with GAAP.

Sales of Licensed Products by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Transfers or dispositions of Licensed Products as free promotional samples in commercially reasonable amounts, consistent with prevailing industry standards, and Licensed Products used in research, development or regulatory activities, compassionate use, indigent programs, investigator-initiated trials or on a named patient basis shall be disregarded in determining Net Sales.

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If any discounts or other deductions or rebates are made in connection with sales of a Licensed Product that is bundled or sold together with other products of the Selling Parties, then the discount, deduction or rebate applied to the Licensed Product shall not exceed the discount, deduction or rebate applied to any of the other products of the Selling Parties in such arrangement based upon the respective list prices of the Licensed Product and such other products prior to applying the discount, unless Licensee provides evidence reasonably satisfactory to Licensor that such difference is commercially reasonable and does not unfairly prejudice the Licensed Product in favor of such other products.

For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B) where A is the actual average of the invoice price (on a per unit basis) of the Licensed Product that is part of the Combination Product in the relevant country, if sold separately, and B is the sum of the actual average of the invoice prices (on a per unit basis) of the other active product or product component that is part of the Combination Product in the relevant country, if such other active product or product component is sold separately. If the other product or product component is not sold separately, then the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is the actual average of the invoice price (on a per unit basis) of the Licensed Product that is part of the Combination Product in the relevant country, if sold separately, and C is the actual average of the invoice prices (on a per unit basis) of the Combination Product in the relevant country. If neither of the foregoing applies, then Licensee shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product, subject to agreement by Licensor, not to be unreasonably withheld, conditioned or delayed.

1.44            “Patent” means all: (a) letters patent (including inventor’s certificates), including any substitution, extension, registration, confirmation, validation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent (including applications for inventor’s certificates), including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any United States and international counterparts to any of (a) and (b) above.

1.45            “Payment Due Date” shall mean the dates on which Royalties and other payments pursuant to Article 4 shall be due and payable on: April 30, July 30, October 30, and January 30.

1.46            “Phase IIb Clinical Trial” shall mean a human clinical trial intended to identify the definite dose range for efficacy that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or any amended or successor regulation), or a Phase II study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

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1.47            “Phase III Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or any amended or successor regulation), or a Phase III study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

1.48            “Records” shall have the meaning set out under Section 5.6.

1.49            “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (or waivers) of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use, import, transport, promotion, marketing, offer for sale or sale of a Licensed Product in a regulatory jurisdiction.

1.50            “Regulatory Authority” means the applicable national (e.g., the FDA and EMA), supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority that, in each case, regulates or governs the development of a Licensed Product or the granting of Regulatory Approval of a Licensed Product in a regulatory jurisdiction.

1.51            “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights granted by a Regulatory Authority (other than Patents) with respect to a Licensed Product sold in a given country, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity or pediatric exclusivity.

1.52            “Regulatory Materials” means applications, submissions, notifications, registrations, Regulatory Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to develop, manufacture, use, market, sell or otherwise commercialize a Licensed Product in a particular country or regulatory jurisdiction.

1.53            “Reporting Period” shall mean quarterly periods ending on March 31, June 30, September 30 and December 31 of an Annual Period.

1.54            “Royalties” shall have the meaning set out under Section 4.4(a).

1.55            “Royalty Term” shall have the meaning set out under Section 4.4(a).

1.56            “SEC” means the U.S. Securities and Exchange Commission or any successor entity.

1.57            “Sublicense” shall mean an agreement between Licensee and a Third Party by which the Third Party is granted a sublicense to the Licensed Technology in Licensed Territories beyond the mere right to purchase Licensed Products from or to provide services on behalf of Licensee and its Affiliates. The holder of a Sublicense is a "Sublicensee." In no event shall Licensor or any of its Affiliates be deemed a Sublicensee.

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1.58            “Sublicensing Revenues” shall mean the amounts actually received by Licensee or an Affiliate of Licensee from any and all Sublicensees arising from the license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Licensed Products, including up-front or license fees, milestone payments, premiums above the fair market value on sales of securities, annual maintenance fees and any other payments in respect of the grant to such Sublicensee of a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Licensed Products (with any of the foregoing consideration received by Licensee or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt), but excluding (a) any royalties or similar payments based on Licensed Product sales (such as profit-sharing payments), (b) any payments tied directly to the provision of goods and services by Licensee or its Affiliate to such Sublicensee (including research, development or manufacturing goods or services) to compensate Licensee or its Affiliate for the fair market value of the provision of such goods and services (including any such payments pursuant to co-development agreements, distributor agreements, or other agreements with collaboration partners, contract research organizations, contract manufacturing organizations or contract sales organizations), or (c) payments for securities (other than premiums above the fair market value of such securities). For clarity, Sublicensing Revenues shall also not include any consideration received in any transaction for the acquisition of Licensee or any of its Affiliates or all or substantially all of the business or assets of Licensee or any of its Affiliates.

1.59            “Third Party” means any person or entity other than: (a) Licensee, (b) Licensor, or (c) an Affiliate of either Party.

1.60            “Transfer Tax” shall have the meaning set out under Section 5.8.

1.61            “Upfront Fee” shall have the meaning set out under Section 4.2.

1.62            “U.S.” or “United States” means the United States of America, including all possessions and territories thereof.

1.63            “USD” or “$” means the legal tender of the U.S.

1.64            “Valid Claim” means: (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim in an application for a Patent that has been pending for not more than five (5) years and has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable Governmental Authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.65            “Withholding Tax” shall have the meaning set out under Section 5.8.

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2.	Article 2 – Grant of License

2.1            License. Subject to the terms and conditions of this Agreement, Licensor grants Licensee, and Licensee accepts, an exclusive (even as to Licensor and its Affiliates), royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.2, under the Licensed Technology solely in the Field of Use to:

(a)            research, develop, make, have made, use, offer for sale, sell and import Licensed Products in the Licensed Territories in any field of use; and

(b)            research, develop, make and have made Licensed Products outside the Licensed Territories solely to support development, manufacture and commercialization of Licensed Products in the Licensed Territories in any field of use.

2.2            Sublicense. Licensee is permitted to grant sublicenses of rights granted under the License, or subcontract its activities with respect to any Licensed Product, to its Affiliates, contractors and any other Third Party, provided that Licensee shall require prior approval by Licensor to grant an exclusive sublicense under the License to a Third Party for all or substantially all of its rights under the License (which approval shall not be unreasonably withheld). Licensee shall remain responsible for the performance or failure to perform by any such Affiliate, Sublicensee and subcontractor under their respective sublicensed or subcontracted rights or obligations to the same extent as if such activity were performed (or was failed to be performed) by Licensee. Licensee shall promptly provide Licensor a copy of each executed Sublicense (provided that Licensee may redact any confidential information contained therein that is not necessary to disclose to ensure compliance with this Agreement).

2.3            Grant-Back License to Licensor. Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor: (a) an exclusive (even as to Licensee, except as expressly set forth below), royalty-free, fully-paid, irrevocable, perpetual license, under the Licensee Technology, solely to develop, make, have made, use, sell, have sold, offer for sale and import Licensed Products in the Field of Use outside the Licensed Territory (the “Exclusive Grant-Back License”); and (b) a non-exclusive, royalty-free, fully-paid license under the Licensee Technology to make and have made Licensed Products in the Licensed Territory solely for the purpose of development, manufacture, use, sale, offer for sale and import of Licensed Products in the Field of Use outside the Licensed Territory (the “Manufacturing Grant-Back License” and, collectively with the Exclusive Grant-Back License, the “Grant-Back License”), in each case, with the right (x) to sublicense to (and permit further sublicenses by) Licensor’s other licensees (including Licensor’s Affiliates) of Licensor Technology outside the Licensed Territory who agree to grant Licensor a comparable license, with the right to sublicense to Licensee (and permit further sublicenses by Licensee subject to Section 2.2), to Information, patents and patent applications or other intellectual property rights related to Licensed Products under the Control of such licensee (if any) and (y) to sublicense to (but not permit further sublicenses by) any Third Party contract manufacturer of Licensed Products for Licensor and its Affiliates and licensees. The Grant-Back License shall be fully-paid and royalty-free except to the extent Licensor’s practice of such Licensee Technology creates any payment obligation by Licensee to a Third Party, in which case Licensor shall be liable for such payments unless Licensor advises Licensee in writing that it does not want a license to the Licensee Technology that would create such payment obligation to a Third Party. Licensor shall provide Licensee with a copy of any such sublicense agreement, and any amendment thereto, within thirty (30) days of its execution (provided that Licensor may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement). Licensor shall be responsible for the compliance of its Affiliates and sublicensees with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates and sublicensees with the terms of the sublicense agreement. Licensee hereby expressly reserves all rights under the Licensee Technology not expressly licensed to Licensor in this Section 2.3. Notwithstanding the exclusivity of the Exclusive Grant-Back License, Licensee reserves the non-exclusive right under the Licensee Technology and Licensee’s interest in the Joint Inventions and Joint Patents, to make and have made Licensed Products outside the Licensed Territory solely for the purpose of development, manufacture, use, sale, offer for sale and import of Licensed Products in the Field of Use in the Licensed Territory.

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2.4            No Implied Licenses. No right or license under any Patents or Information of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

2.5            Negative Covenants.

(a)            Licensor Technology. Licensee hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Licensor Technology for any purpose except as expressly authorized in this Agreement.

(b)            Licensee Technology. Licensor hereby covenants not to practice, and not to permit or cause any Affiliate, sublicensee or other Third Party to practice, any Licensee Technology for any purpose except as expressly authorized in this Agreement.

3.	Article 3 – Technology Transfer; Development and Commercialization

3.1            Disclosure of Licensed Know How. Within sixty (60) days after the Effective Date, Licensor shall disclose to Licensee the Licensed Know How existing as of the Effective Date. In addition, Licensor shall disclose to Licensee any Licensor Know How that comes into existence after the Effective Date and was not previously provided to Licensee promptly after the development thereof (and at least every six (6) months).

3.2            Development and Commercialization of Licensed Products. As between the Parties, Licensee (itself and with its Affiliates and Sublicensees) shall have sole right and responsibility, and ultimate decision-making authority, at its sole cost and expense, for conducting or having conducted development activities, regulatory activities (including, without limitation, filing for and obtaining Regulatory Approval, as applicable), manufacturing activities and commercialization activities in the Field of Use in the Licensed Territories with respect to any Licensed Products, in accordance with the terms and conditions of this Agreement. As between the Parties, Licensee (or its Affiliate or Sublicensee) shall hold legal title to all Regulatory Materials with respect to Licensed Products within the Licensed Territories.

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4.	Article 4 – Consideration for License

4.1            Consideration. The Parties agree that the consideration for the Licensed Patents consists of the payment of the Upfront Fee, Milestone Fees and Royalties.

4.2            Upfront Fee. Licensee previously paid a non-refundable upfront payment of one million USD ($1,000,000) to Licensor in accordance with the terms of the Original Agreement (“Upfront Fee”).

4.3            Milestone Fees. Licensee shall pay the following milestone payments to Licensor after the first receipt of Regulatory Approval of a Licensed Product in the applicable country by Licensee or any of its Affiliates (collectively, the “Milestone Fees”):

	Approved Country	Payment (USD)
1	U.S.	5,000,000
2	EU	4,000,000
3	Any and Each country outside of the U.S. and the E.U. for up to 4 countries. (i.e up to 4M USD)	1,000,000

Each such milestone payment shall be paid only once during the Term, the first time a Licensed Product reaches such milestone event and regardless of the number of times such milestone event is reached for a Licensed Product and of the number of subsequent Licensed Products reaching such milestone event. Milestone payments shall be due and payable on the Payment Due Date for the Reporting Period in which the milestone occurred.

4.4            Royalties.

(a)            Royalty Rate and Term. “Royalties” shall mean 6% of the Net Sales of Licensed Products, the manufacture, use or sale of which are claimed by or use any Licensed Technology. Royalties shall be due and payable on or before the Payment Due Date for each preceding Reporting Period. Royalties shall be payable by Licensee to Licensor on a Licensed Product-by-Licensed Product and country–by-country basis in the Licensed Territories during a period of time starting from the First Commercial Sale of such Licensed Product in such country in the Licensed Territories and ending upon expiry of the last-to-expire Valid Claim of the Licensed Patents in the country of sale claiming such Licensed Product (the “Royalty Term”). Following expiration of the Royalty Term for any Licensed Product in a given country, no further Royalties shall be payable in respect of Licensed Technology for such Licensed Product in such country, and the License granted to Licensee under Section 2.1 with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual and royalty-free and shall survive any expiration or termination of this Agreement.

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(b)            Royalty Adjustments. The Royalties shall be subject to adjustment as a result of the events set forth below:

(i)            No Valid Claim. During any part of the Royalty Term for a Licensed Product in which there is no Valid Claim of the Licensed Patents in the country of sale claiming such Licensed Product or the manufacture, use or sale of such Licensed Product in such country, the Royalties shall be reduced by fifty percent (50%).

(ii)            Third Party Royalty Credit. If Licensee or any of its Affiliates or Sublicensees obtains a license or sublicense from any Third Party under any intellectual property that is necessary in order to manufacture, use, sell, offer for sale or import a Licensed Product in the Licensed Territories (each a “Third Party License”), and Licensor agrees that such Third Party License is necessary to manufacture, use, sell, offer for sale or import such Licensed Product in the Licensed Territories, such agreement not to be unreasonably withheld, then Licensee may deduct fifty percent (50%) of any royalty (or comparable payment based on sales of such Licensed Product) payable by Licensee or its Affiliate or Sublicensee in any calendar quarter in consideration for such Third Party License from the Royalties that would otherwise be due in any calendar quarter for such Licensed Product. Any amount paid to such Third Party which is entitled to be deducted under this Section 4.4(b)(ii) but is not deducted as a result of the limitation set forth in Section 4.4(b)(iv) shall be carried over and applied against Royalties payable to Licensor in respect of such Licensed Product in such country in subsequent Reporting Periods until the full deduction is taken.

(iii)            Biosimilar Reduction. If a Biosimilar Product to a Licensed Product is sold in any country in the Licensed Territories during the Royalty Term for such Licensed Product and country, the Royalties payable with respect to such Licensed Product in such country will be reduced by fifty percent (50%) for the remainder of such Royalty Term.

(iv)            Limitation. The total deductions under Sections 4.4(b)(ii) and (iii) shall not reduce the Royalties payable to Licensor under Section 4.4 (as reduced under Section 4.4(b)(i), if applicable) with respect to a Licensed Product in a given country in any Reporting Period by more than fifty percent (50%).

4.5            Sublicensing Revenues. On each Sublicense of any Licensed Product, Licensee shall pay to Licensor a percentage of Sublicensing Revenue received by Licensee from the Sublicensee depending on the date on which the applicable Sublicense is entered into, as follows:

Percentage	Execution of Sublicense Agreement
20%	If the Sublicense is executed prior to initiation of first Phase IIb Clinical Trial for a Licensed Product in any country
10%	If the Sublicense is executed at or after initiation of first Phase IIb Clinical Trial but prior to initiation of first Phase III Clinical Trial for a Licensed Product
5%	If the Sublicense is executed at or after initiation of first Phase III Clinical Trial but prior to first Regulatory Approval for a Licensed Product
3%	If the Sublicense is executed at or after first Regulatory Approval for a Licensed Product

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5.	Article 5 – Payment and Report

5.1            Payments. Licensee shall make payments to Licensor on or before the Payment Due Date for the applicable Reporting Period by bank wire transfer in immediately available funds to an account designated by Licensor.

5.2            Currency Conversion. All payments to be paid by Licensee to Licensor hereunder shall be paid in USD. When conversion of payments from any currency other than USD is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the calendar quarter in which the applicable sales were made.

5.3            Interest. Interest shall accrue on overdue payments required under this Agreement at the rate of one percent (1.0%) per month, commencing on the thirtieth (30th) day after the Payment Due Date.

5.4            Progress Reports. Beginning in the first full calendar year after the Effective Date, Licensee shall provide to Licensor a progress report with an update on development and commercialization efforts conducted by Licensee with respect to the Licensed Products, due on July 31 and January 31 of each calendar year for two (2) years after the Effective Date. Annual written reports due on January 31 shall be required thereafter, until First Commercial Sale of a Licensed Product.

5.5            Royalty Reports. For each Reporting Period that occurs after First Commercial Sale of the Licensed Products upon which Royalties are payable anywhere in the Licensed Territories, Licensee shall report to Licensor the following information for the applicable Reporting Period: customer prices of Licensed Products, number of distributed Licensed Products, Net Sales and a calculation of Royalty payments due to Licensor.

5.6            Records of Sales. During the Term, Licensee shall keep true and accurate records of all information necessary for the purpose of verification of Licensee's calculation of amounts payable to Licensor under this Agreement for a period of three (3) years after the provision of the Royalty Report to which such records relate (the “Records”).

5.7            Audit of Records. Licensor shall have the right, from time to time at reasonable times during business hours through a nationally recognized independent certified public accountant under customary confidential obligations to Licensee to examine the Records of Licensee solely for the purpose of verifying payment statements hereunder for a period covering not more than twenty-four (24) months prior to the date of request; provided that no period shall be subject to inspection under this section more than once. Such inspections shall be made no more than once each calendar year, on reasonable prior notice. The scope of examination may include, to the extent applicable, information necessary to verify sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreement, accounting general ledgers and sales tax returns. The independent accountants will execute a reasonable written confidentiality agreement with Licensee and will disclose to Licensor only such information as is reasonably necessary to provide Licensor with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Licensee at the same time it is sent to Licensor. The report sent to both Parties will include the methodology and calculations used to determine the results. Unless otherwise agreed in writing by Licensee, the fees and expenses of performing such examination and verification shall be borne by Licensor. If such examination reveals an underpayment by Licensee of more than ten percent (10%) for any calendar quarter examined, Licensee shall pay Licensor the amount of such underpayment plus interest in accordance with Section 5.3 and shall reimburse Licensor for all expenses of the accountant performing the examination. If such examination discloses an overpayment by Licensee, then Licensee will deduct the amount of such overpayment from amounts otherwise owed to Licensor under this Agreement, unless no further payments are due hereunder, in which case the amount of such overpayment shall be refunded by Licensor to Licensee.

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5.8            Income Tax Withholding. Except as otherwise provided herein, Licensor will pay any and all taxes levied on account of any payments made to it under this Agreement. Licensor shall be responsible for any transfer, documentary, sales use, stamp, registration, value added or other similar tax (“Transfer Tax”) that is imposed with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If any taxes are required to be withheld by Licensee from any payment made to Licensor under this Agreement (“Withholding Taxes”), Licensee shall (a) deduct such Withholding Taxes from the payment made to Licensor, (b) timely pay the Withholding Taxes to the proper taxing authority, and (c) send proof of payment to Licensor and certify its receipt by the taxing authority within thirty (30) days following such payment and all such Withholding Taxes shall be treated for all purposes under this Agreement as having been paid to Licensor. To extent Licensee fails to withhold Withholding Taxes from, or apply and pay Transfer Taxes with respect to, any payment to Licensor and it is determined that Licensee should have withheld Withholding Taxes or applied and paid Transfer Taxes, Licensor agrees to indemnify and/or reimburse Licensee for any Withholding Taxes or Transfer Taxes, along with penalties and interest as applicable.

5.9            Tax Documentation. Prior to the receipt of any payment under this Agreement, Licensor (and any other recipient of payments by Licensee under this Agreement) shall, to the extent it is legally permitted to, provide to Licensee, at the time or times reasonably requested by Licensee or as required by applicable Law, such properly completed and duly executed IRS Forms W-8 or W-9 claiming the benefits of an applicable tax treaty in the case of IRS Form W-8BEN-E. Such tax forms will, if applicable and legally permissible, claim the benefits of an applicable tax treaty to permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

6.	Article 6 – Intellectual Property; Patent Prosecution and Enforcement

6.1            Ownership. All Information, discoveries and inventions (patentable or not) generated, conceived or reduced to practice in the performance of the research, development, commercialization or other activities contemplated by this Agreement, including all intellectual property rights therein, shall be as follows: (a) Licensee shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of Licensee and all intellectual property rights therein, (b) Licensor shall own all Information, discoveries and inventions made solely by employees, agents or independent contractors of Licensor and all intellectual property rights therein, and (c) the Parties shall jointly own all Information, discoveries and inventions made jointly by employees, agents or independent contractors of each Party (“Joint Inventions”) and all intellectual property rights therein. All Patents claiming Joint Inventions shall be referred to herein as “Joint Patents”. Subject to the rights and licenses granted under this Agreement, each Party shall be entitled to practice, grant licenses to, assign and exploit the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.

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6.2            Prosecution and Maintenance of Licensed Patents.

(a)            Responsibility. The preparation, filing, prosecution and maintenance of the Licensed Patents and Joint Patents shall be the sole responsibility of Licensor. Licensor shall keep Licensee informed of all material developments with respect to the filing, prosecution and maintenance of the Licensed Patents and Joint Patents in the Licensed Territories and shall provide all information reasonably requested by Licensee with respect to the Licensed Patents and Joint Patents. Licensor will consult with, and consider in good faith the requests and suggestions of, Licensee with respect to strategies for filing and prosecuting such Licensed Patents and Joint Patents in the Licensed Territories.

(b)            Step-In Rights. In the event that Licensor determines not to file, maintain or continue prosecution of any patent or patent application within the Licensed Patents or Joint Patents, Licensor shall provide Licensee written notice thereof at least thirty (30) days before the applicable deadline. Upon receipt of such notice, Licensee shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If Licensee decides to assume such responsibility, in its sole discretion, it shall so notify Licensor in writing. Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of the Licensed Patents and Joint Patents.

(c)            Patent Filing. With respect to the Licensed Territories in which Licensee proposes to file a patent application, Licensor shall notify Licensee ninety (90) days before the applicable PCT or national phase filing deadline. Licensor shall file and prosecute a patent application on behalf of Licensee when it receives a written notice from Licensee requesting such filing; provided, however, that (i) such written notice is received at least sixty (60) days before the applicable PCT or national phase filing deadline; and (ii) Licensee is not in default of any of its material obligations under this Agreement as of the date such written notice is received by Licensor.

(d)            Expenses. Licensee shall bear all reasonable fees and costs incurred after the Effective Date in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents in the Licensed Territories. Licensee shall reimburse Licensor for said fees and costs within thirty (30) days after Licensor notifies Licensee of the amount of such fees, costs and expenses which have been paid by Licensor.

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6.3            Patent Enforcement.

(a)            Notification. If either Party becomes aware of any existing or threatened infringement of the Licensed Patents or Joint Patents, or the filing of a BLA by a Third Party for a product that names a Product as a reference product (or similar filing in a country other than the U.S.), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such infringement.

(b)            Right to Enforce. Licensee shall have the first right, but shall not be obligated, to bring and control an infringement action with respect to any Licensed Patent or Joint Patent in the Licensed Territories against any person or entity, at Licensee’s sole cost and expense. If Licensee does not bring such an action with respect to a Licensed Patent or Joint Patent in the Licensed Territories (or settle or otherwise secure the abatement of such infringement) prior to the earlier of: (i) ninety (90) days following Licensee’s receipt or delivery of the notice under Section 6.3(a), or (ii) thirty (30) days before the deadline, if any, set forth in the applicable Laws for the filing of such actions, Licensor shall have the right to bring and control any such action, at its own expense and by counsel of its own choice.

(c)            Cooperation. Each Party shall cooperate fully with the enforcing Party in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(d)            Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under this Section 6.3 shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amounts shall be shared as follows: (i) if Licensor is the enforcing Party: the remaining amount will be shared twenty-five percent (25%) to Licensor and seventy-five (75%) to Licensee, or (ii) if Licensee is the enforcing Party: the remaining amount will belong to Licensee and any such remaining amount that represents lost sales or lost profits will be treated as Net Sales and will be subject to Section 4.4.

(e)            Enforcement Outside the Licensed Territories. Licensor shall have the sole right, but shall not be obligated, to bring and control an infringement action with respect to any Licensed Patent or Joint Patent outside the Licensed Territories against any person or entity, at Licensor’s sole cost and expense. Licensor shall keep Licensee reasonably informed of the enforcement of Licensed Patents or Joint Patents outside the Licensed Territories to the extent such activities could affect the Licensed Patents or Joint Patents in the Licensed Territories.

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6.4            Patent Oppositions and Other Proceedings.

(a)            In the Licensed Territories. If a Licensed Patent or Joint Patent in the Licensed Territories becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then Licensee shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Licensee decides that it does not wish to defend against such action, it shall notify Licensor reasonably in advance of all applicable deadlines, and Licensor shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense.

(b)            Control. The Party controlling any defense under Section 6.4(a) shall permit the non-controlling Party to participate in the proceedings to the extent permissible under applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any enforcement action pursuant to Section 6.3 shall also have the sole right to control the response to any attack on the validity, title, or enforceability of a Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action. Neither Party shall have the right to settle any proceeding under this Section 6.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(c)            Outside the Licensed Territories. Licensor shall have the sole right, but shall not be obligated, to control any opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability of any Licensed Patent or Joint Patent outside the Licensed Territories, at Licensor’s own expense using counsel of its own choice. Licensor shall keep Licensee reasonably informed of any such defense of Licensed Patents or Joint Patents outside the Licensed Territories to the extent such activities could affect the Licensed Patents or Joint Patents in the Licensed Territories.

7.	Article 7 – Confidentiality

7.1            Obligations of Confidentiality. The Parties agree that during the term of this Agreement and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party shall: (a) use reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value); (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties; and (c) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or other written agreement between the Parties or in connection with exercising such Party’s or its Affiliates’ rights or fulfilling their obligations under this Agreement or other written agreement between the Parties; provided, that a Party may permit disclosure to its or its Affiliates’ officers, directors, employees, agents, professional advisors, subcontractors, licensees or sublicensees who are bound by confidentiality and non-use obligations consistent with those contained in this Agreement on a need-to-know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement.

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7.2            Exceptions. This obligation of confidentiality in Section 7.1 shall not extend to Confidential Information that the receiving Party can show by competent written proof:

(a)            was within the receiving Party’s legitimate possession prior to the time of disclosure of such Confidential Information by the other Party;

(b)            is in the public domain at the time of disclosure by the other Party or comes into the public domain thereafter through a breach of this Agreement by the receiving Party;

(c)            is disclosed to the receiving Party by a Third Party having legitimate possession of the Confidential Information and the unrestricted right to make such disclosure; or

(d)            is subsequently independently developed by employees, subcontractors or sublicensees of the receiving Party or its Affiliates without use of the other Party’s Confidential Information.

7.3            Authorized Disclosure. A Party may disclose the Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to such other Party:

(a)            complying with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Products as permitted by this Agreement or any other written agreement between the Parties;

(b)            prosecuting or defending litigation as contemplated by this Agreement, including actions or proceedings in accordance with Sections 6.3 or 6.4;

(c)            disclosure to any bona fide potential or actual investor, acquiror or merger partner or other potential or actual financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees are bound by written or professional obligations of confidentiality and non-use consistent with those contained in this Agreement; or

(d)            complying with applicable Laws, including regulations promulgated by applicable security exchanges, court orders or administrative subpoenas or orders.

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Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 7.3 (b) or (d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party, at such other Party’s expense, in obtaining a protective order preventing or limiting the required disclosure.

7.4            Publicity; Terms of Agreement.

(a)            If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by applicable Law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within fifteen (15) Business Days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.4 provided such information remains accurate as of such time.

(b)            The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the SEC or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party and permitted by such Governmental Authority. In the event of any such filing, the filing Party will consult with the other Party on the provisions of this Agreement to be redacted in any filing made with the SEC or as otherwise required by applicable Laws; provided that the filing Party shall have the right to make any such filing as it reasonably determines necessary under applicable Laws.

7.5            Equitable Relief. Each Party acknowledges that its breach of this Article 7 would cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 7 by the other Party.

7.6            Technical Publications. At least thirty (30) days prior to publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes Information relating to any Licensed Product that has not been previously published, each Party shall provide to the other Party a draft copy thereof for its review (unless such Party is required by law to publish such Information sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such thirty (30) day period. In addition, the publishing Party shall, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

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8.	Article 8 – Representations, Warranties, Covenants and Exclusion of Warranties

8.1            Warranty by Licensee. Licensee represents and warrants to Licensor that as of the Effective Date:

(a)            Licensee is a corporation duly organized, validly existing, and in good standing under the Laws of the U.S. Licensee has all requisite power and authority to enter into this Agreement, and to perform its obligations contemplated hereby. Specifically, Licensee warrants that it possesses the necessary expertise and skill to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the intellectual property licensed under this Agreement; and

(b)            no consent, approval, authorization of, designation, declaration, or filing with any Government Authority or other person is required on the part of Licensee in connection with the execution, delivery or performance of this Agreement.

8.2            Warranty by Licensor. Licensor represents and warrants to Licensee that as of the Effective Date:

(a)            Licensor is a corporation duly organized, validly existing, and in good standing under the Laws of the Korea. Licensor has all requisite corporate power and authority to enter into this Agreement, and to perform its obligations contemplated hereby;

(b)            no consent, approval, authorization of, designation, declaration, or filing with any Government Authority or other person is required on the part of Licensor in connection with the execution, delivery or performance of this Agreement;

(c)            Licensor is the sole and exclusive owner of the Licensed Patents, in each case free and clear of all liens, and Licensor has the right to grant the licenses, sublicenses and other rights with respect to the Licensed Patents that it purports to grant hereunder;

(d)            to the Knowledge of Licensor, there are no actual or threatened claims, demands, suits, or judgments against Licensor that interfere with Licensor’s performance of obligations or the license granted by Licensor to Licensee under this Agreement or that assert that the use or the practice of the Licensed Technology infringes or misappropriates the intellectual property rights of a Third Party; and

(e)            to the Knowledge of Licensor, Licensor has not received any communications from Third Parties regarding potential claims, demands, or suits, which could result in litigation regarding the practice of intellectual property licensed by Licensor to Licensee under this Agreement.

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8.3            Covenants. Each Party covenants to the other Party as follows:

(a)            No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable applicable Laws in the Licensed Territories and, in the course of development, manufacturing or other activities relating to any Licensed Product, neither Party nor any of its Affiliates or subcontractors has used or shall use any employee, consultant or subcontractor who has been debarred or disqualified or, to such Party’s or its Affiliates’ Knowledge, is the subject of debarment or disqualification proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees, consultants or subcontractors involved in any development, manufacturing or other activities relating to any Licensed Product has been debarred or disqualified or is the subject of debarment or disqualification proceedings by any Regulatory Authority.

(b)            Compliance. Both Parties and their respective Affiliates shall comply in all material respects with all applicable Laws in the development, manufacture and commercialization of any Licensed Product, in each case, to the extent applicable, including the statutes, regulations and written directives of the FDA, the EMA and any other Regulatory Authorities, the Federal Food, Drug & Cosmetic Act, as amended, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

(c)            Employees and Subcontractors. During the Term, all employees and subcontractors of a Party or its Affiliates performing research, development, commercialization or other activities contemplated hereunder on behalf of such Party or its Affiliates shall be obligated to undertake in writing obligations of ownership of Information, discoveries and inventions which are the same as those undertaken by the Parties pursuant to Section 6.1.

8.4            Exclusion of Warranties. Except as expressly set forth in this Agreement, (a) Licensor does not warrant the validity of the Licensed Patents, any material, or information provided by Licensor, nor does Licensor warrant that the foregoing is free of error or defect, (b) Licensor makes no representation whatsoever with regard to the scope of or commercial potential or profitability or income of or from the Licensed Patents or Licensed Products may be exploited by Licensee without infringing any rights of any other party, (c) Licensor makes no covenant either to defend any infringement action by a Third Party or to institute action against infringers of the Licensed Patents, (d) Licensor does not warrant that any product within the scope of the Licensed Patents will meet Licensee’s or any of Licensee’s customer’s specific requirements, and (e) the intellectual property licensed hereunder is provided “AS IS.” Other than as expressly stated in this Agreement, neither Party makes any representation or warranty of any kind, whether express or implied, including any warranties of merchantability, fitness for a particular purpose, or any other warranties with respect to the capabilities, safety, utility, trade, usage, or commercial application of the intellectual property licensed hereunder.

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9.	Article 9 – Damages and Indemnification

9.1            Limitation of Liability. Neither Party shall be liable to the other Party for any special, incidental, indirect, punitive or consequential damages arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages, including such damages resulting from defects in the design, testing, labeling, manufacture, distribution, sale, use or other application of any Licensed Product developed, manufactured, tested, designed, sublicensed, or sold pursuant to this Agreement. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.1 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.2 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

9.2            Indemnification.

(a)            Licensee shall defend, indemnify and hold Licensor Indemnitees harmless from any and all injuries, losses, damages, liability or other amounts payable by such Licensor Indemnitees to the extent resulting from claims, demands, actions and causes of action brought by any Third Party (“Claims”) against such Licensor Indemnitee arising, directly or indirectly, out of (i) the practice of the Licensed Patents under this Agreement or the use, exploitation, distribution, or sale of Licensed Products in the Licensed Territories, by or on behalf of Licensee or its Affiliates or Sublicensees (excluding in all cases Licensor or its Affiliates), (ii) the breach of any of Licensee’s obligations under this Agreement, including Licensee’s representations, warranties or covenants set forth herein; or (iii) the willful misconduct or negligent acts of Licensee or any of its Affiliates or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity described in Section 9.2(b)(i), (ii), (iii) or (iv) for which Licensor is obligated to indemnify the Licensee Indemnitees under Section 9.2(b). This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses of litigation incurred by Licensor Indemnitees in connection with the defense of any and all such Claims.

(b)            Licensor shall defend, indemnify and hold Licensee Indemnitees harmless from any and all injuries, losses, damages, liability or other amounts payable by such Licensee Indemnitees to the extent resulting from Claims against such Licensee Indemnitee arising, directly or indirectly, out of (i) the practice of the Licensed Patents under this Agreement or the use, exploitation, distribution, or sale of Licensed Products by or on behalf of Licensor or its Affiliates, licensees or sublicensees (other than Licensee and its Affiliates and Sublicensees), (ii) the practice by Licensor or its Affiliates or sublicensees of the Grant-Back License, (iii) the breach of any of Licensor’s obligations under this Agreement, including Licensor’s representations, warranties or covenants set forth herein, or (iv) the willful misconduct or negligent acts of Licensor or any of its Affiliates or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity described in Section 9.2(a)(i), (ii) or (iii) for which Licensee is obligated to indemnify the Licensee Indemnitees under Section 9.2(a). This indemnification obligation shall include, without limiting the generality of the foregoing, reasonable attorney fees and other costs or expenses of litigation incurred by Licensee Indemnitees in connection with the defense of any and all such Claims.

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9.3            Notice of Claims. The Party seeking indemnification (individually, the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

10.	Article 10 – Term and Termination

10.1            Term. Unless extended in writing by mutual agreement of the Parties or earlier terminated pursuant to this Article 10, this Agreement will terminate on the expiration date of the last Royalty Term in the Licensed Territories.

10.2            Failure to Pay. In the event of a failure by Licensee to make the payment specified in Article 4, and failure of Licensee to cure the non-payment default within sixty (60) days from the date of Licensor sending written notice to Licensee of the default, Licensor may terminate this Agreement and the license granted hereunder, effective thirty (30) days after the date Licensor’s issuance of written notice confirming Licensee’s failure to cure.

10.3            Breach. In the event of any material default or breach of this Agreement by a Party, the other Party may terminate this Agreement and the license granted hereunder if, after serving the breaching Party with written notice of the material default or breach, the breaching Party fails to cure the default or breach within sixty (60) days from the date of such notice. To exercise such right to terminate this Agreement, the non-breaching Party shall send a final termination notice to the breaching Party, and the termination shall become effective at the conclusion of a thirty (30) day period following such notice of termination; provided, however, if any default or breach cannot be cured by the exercise of due diligence within the sixty (60) day cure period, then the time for cure may be extended, for the time reasonably necessary to effect the cure (the extension not to exceed sixty (60) days unless otherwise agreed in writing by the Parties), provided that the breaching Party promptly commences to cure within said period and at all times thereafter proceeds diligently to cure the default or breach. Each Party shall be entitled to offset, against amounts payable to the other Party under this Agreement, any amounts of damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such Party by the other Party based on the other Party’s material breach of this Agreement.

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10.4            Voluntary Termination by Licensee. Licensee may terminate this Agreement without cause upon written notice delivered to Licensor not less than four (4) months prior to the date on which Licensee intends for the termination to be effective.

10.5            Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within ninety (90) days after the filing thereof, or (c) makes an assignment of the assets associated with this Agreement for the benefit of its creditors. In the event of termination by Licensee, Licensee agrees, upon the request of Licensor, to provide Licensor with all existing data in support of registration of Licensed Products for the Field of Use with all relevant agencies. Licensor shall have the unrestricted right to provide such data to Third Parties.

10.6            Effects of Expiration or Termination of this Agreement. Upon any expiration or termination of this Agreement, all rights and obligations of the Parties shall terminate entirely, except as provided in this Section 10.6 and Section 10.7 and the sections referenced therein and:

(a)            Upon expiration (but not earlier termination) of this Agreement pursuant to Section 10.1, the License and the Grant-Back License shall survive on a royalty free, fully paid, irrevocable and perpetual basis.

(b)            All rights and licenses granted to Licensee hereunder shall terminate, except for any and all licenses that survive expiration or termination in accordance with the last sentence of Section 4.4(a); provided that if this Agreement is terminated by Licensor pursuant to Section 10.2, 10.3 or 10.5, any sublicense granted to a Sublicensee that is not in breach under the applicable sublicense (and whose actions or omissions did not result in a breach by Licensee giving rise to Licensor’s right of termination) will continue as a direct license from Licensor so long as the Sublicensee makes all payments to Licensor required under Sections 4.3 and 4.4.

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(c)            If this Agreement is terminated by Licensee pursuant to Section 10.3, the Grant-Back License shall automatically terminate and revert back to Licensee. For any other termination of this Agreement, except termination by Licensee pursuant to Section 10.3, the Grant-Back License shall remain in effect.

(d)            Licensee or its Affiliates, to the extent that such parties continue to have stocks of usable Licensed Products that would be subject to payment of Royalties pursuant to Section 4.4, may continue to fulfill orders received for Licensed Products until six (6) months following the date of termination. For Licensed Products sold by Licensee or its Affiliates after the effective date of a termination, Licensee shall continue to pay Royalties pursuant to Section 4.4, as applicable.

(e)            If this Agreement is terminated by Licensee pursuant to Section 10.4, Licensee agrees, upon the request of Licensor, to provide Licensor with all existing data in support of registration of Licensed Products for the Field of Use with all Regulatory Authorities in the Licensed Territories. Licensor shall have the unrestricted right to provide such data to Third Parties.

10.7            Failure to Enforce. The failure to Licensor or Licensee at any time, or for any period of time, to enforce any provision of this Agreement shall not be construed as a waiver of such provision or as a waiver of the right of Licensor or Licensee thereafter to enforce each or every provision of this Agreement.

10.8            Survival. Expiration or termination of this Agreement does not relieve either Party of any obligation which arises before expiration or termination, including without limitation, obligations for payment and reporting. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect, including without limitation Articles 1, 7, 11, 12, 13, and 4.4(a) (last sentence only), 5.6 (for term stated therein), 5.7, 6.1, 7.1 (for the term stated therein), 7.2, 7.3, 7.4, 10.6, 10.7, 10.8 and 10.9.

10.9            Rights under Bankruptcy or Insolvency Laws. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the provisions of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the provisions of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered pursuant to clause (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

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11.	Article 11 – Dispute Resolution

11.1            Disputes. The Parties recognize that disputes as to certain matters arising under or relating to this Agreement or either Party’s rights or obligations hereunder may from time to time arise. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2            Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first notified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers (or their designees) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, including at least one (1) in person meeting of the Executive Officers within twenty (20) days after such notice referring the dispute to the Executive Officers is received.

11.3            Binding Arbitration. If the Executive Officers of the Parties are not able to resolve such disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim, subject to Section 11.4, shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)            The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business. Within thirty (30) days after initiation of arbitration, each Party shall select one (1) person to act as arbitrator and the two (2) Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(b)            Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expense due to vexatious or bad faith position taken by the other Party, in which event, the arbitrators may make an award of all or any portion of such expenses so incurred.

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(c)            Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than six (6) months following the selection of the arbitrators under Section 11.3(a).

(d)            Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.4            Excluded Disputes. Notwithstanding Section 11.3, any dispute, controversy or claim relating to (a) the scope, validity, enforceability or infringement of any Patent, trademark or copyright or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory shall be submitted to a court of competent jurisdiction.

12.	Article 12 – Notices

12.1            -Except as otherwise provided herein, all notices and other communications shall be given in writing by courier delivery or electronic mail to the address given below:

Licensor:

NKMAX Co., Ltd., 1F/6F SNUH Healthcare Innovation Park, 172, Dolma-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13605, Republic of Korea

ATTN : CEO

swpark@nkmax.com, CC to: yhcho@nkmax.com, nhkim@nkmax.com

Licensee:

NKGEN Biotech, 3001 Daimler Street, Santa Ana, CA 92705, USA

ATTN: CEO

swpark@nkgenbiotech.com, CC to: rpark@nkgenbiotech.com

Billing and Invoicing:

NKGEN Biotech, 3001 Daimler Street, Santa Ana, CA 92705, USA

ATTN : Accounting Director

rpark@nkgenbiotech.com, CC to: swpark@nkgenbiotech.com

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Any such notice shall be deemed to have been given: (a) on the day of successful delivery to the other Party confirmed by the courier service or (b) if sent by electronic mail, upon electronic confirmation of receipt.

13.	Article 13 – Miscellaneous

13.1            Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.2            Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damage, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of nature, strikes or other work stoppages, civil disturbances, fires, floods, explosions, riots, war, rebellion, or sabotage.

13.3            Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld), except that a Party may make such an assignment or transfer without the other Party’s consent to its Affiliates, including in connection with any re-domiciling of such Party or its Affiliates, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. Any permitted assignment shall be binding on the successors and permitted assigns of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 shall be null, void and of no legal effect. If there is a transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) (a) existing prior to the transaction, or (b) developed after the transaction without use of such Party’s intellectual property, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

13.4            Entire Agreement; Modification. This Agreement, including the Annexes hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Prior Agreements. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. This Agreement shall not be modified, amended, or terminated except as herein provided or except by another agreement in writing executed by the Parties hereto.

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13.5            Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.6            Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, USA, without regard to conflicts of law rules.

13.7            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be signed by their duly authorized representatives, as of the day and year indicated above.

NKMAX Co., Ltd.

By :	/s/ Sangwoo Park
Name :	Sangwoo Park
Title :	Chief Executive Officer / Chairman

NKGEN Biotech, Inc.

By :	/s/ Paul Y. Song
Name :	Paul Y Song
Title :	Chief Executive Officer

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ANNEX A

Licensed Patents

[***]

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